Exhibit 3.6

Amended & Restated

Articles of Incorporation

Of

Bellatora, Inc.

Bellatora, Inc., a Colorado corporation, originally incorporated on January 3, 2015, does hereby amend and restate its Articles of Incorporation pursuant to the Colorado Revised Statutes, Title 7, as follows:

Article I

The name of the corporation is: Bellatora, Inc.

Article II

The period of the corporation’s duration shall be perpetual.

Article III

The corporation shall at all times maintain a Registered Agent within the State of Colorado. The resident agent of the corporation is Roger Johnson, 1001 Grand Avenue, Glenwood Springs, CO. 81602.

Article IV

The purpose for which the corporation is organized is to conduct any and all lawful business for which a corporation can be organized pursuant to the Colorado Corporation Code.

Article V

The corporation is authorized to issue an aggregate of TWO HUNDRED AND FITY MILLION (250,000,000) shares of stock, divided into two (2) classes of stock as follows:

5.1 Common Shares: TWO HUNDRED MILLION (200,000,000) shares of Common Stock, Par Value $0.00001 per share; and

Subject to the prior or equal rights, if any, of the Preferred Stock of any and all series stated and expressed by the Board of Directors in the Preferred Stock Designation providing for the issuance of such Preferred Stock, the holders of Common Stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor, (ii) in the event of any dissolution, liquidation or winding up of the Corporation, to receive the remaining assets of the Corporation, ratably according to the number of shares of Common Stock held, and (iii) to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders; provided that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate

(including any Preferred Stock Designations setting forth the terms of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designations setting forth the terms of any series of Preferred Stock). No holder of Common Stock shall have any preemptive right to purchase or subscribe for any part of any issue of stock or of securities of the Corporation convertible into stock of any class whatsoever, whether now or hereafter authorized.

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5.2 Preferred Shares: The Board of Directors of the Corporation (the “Board”) is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the Colorado revised Statutes, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. Subject to the limitations prescribed by law and in accordance with the provisions hereof, a Preferred Stock Designation may designate:

(a)	A series and the number of shares to constitute the series;

(b)	The dividend rate, if any, of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative;

(c)	Whether the shares of the series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(d)	The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

(e)	Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(f)	The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise;

(g)	The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(h)	The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Corporation.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any series of Preferred Stock.

5.3 Rights and Options: The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Article VI

Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office. The Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; and further provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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Article VII

Section 7.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board, except as otherwise provided herein or required by law.

Section 7.2 Number, Election and Term.

(a)	The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws. If the number of directors is changed, any decrease shall not shorten the term of any incumbent director.

(b)	Directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of Common Stock. The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

(c)	A director shall hold office until the next annual meeting of stockholders following the director’s election or appointment by the Board and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)	No stockholder will be permitted to cumulate votes at any election of directors.

Section 7.3 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the next annual meeting of stockholders following the director’s election or appointment by the Board and his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 7.4 Preferred Stock - Directors. Notwithstanding any other provision of this Article VII, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article VII unless expressly provided by such terms.

Article VIII

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Colorado Revised Statute as the same exists or may hereafter be amended unless he or she violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her action as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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Section 8.2 Indemnification and Advancement of Expenses.

(a)	To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)	The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)	Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)	This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX

Upon the dissolution of the corporation, the assets of the corporation shall be distributed by the Board of Directors according to the applicable State statute. Further provisions regarding the distribution of upon dissolution shall be stated in the corporation’s ByLaws.

Article X

The mailing address of the corporation is: % Coral Capital Advisors, LLC., 2030 Powers Ferry Road SE, Suite # 212, Atlanta, GA. 30339.

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Article XI

The corporation reserves the right to amend and repeal any provision contained within the Articles of Incorporation in the manner prescribed by the laws of the State of Colorado.

I, THE UNDERSIGNED, for the purpose of amending and restating these Articles of Incorporation of Bellatora, Inc. under the laws of the State of Colorado, do make and record these Amended and Restated Articles of Incorporation and do certify the facts herein are true, and I have accordingly hereunto set my hand.

Dated: September 12th, 2022

Erik S. Nelson, President

Member of the Board of Directors

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